Exhibit 10.3

EXECUTION VERSION

LICENSE AGREEMENT

SCHEDULE 1

“Licensee”	BEBE STORES, INC. / BEBE STUDIO, INC. 10345 West Olympic Blvd. Los Angeles, California 90064

“Licensed Marks”	The Trademarks identified on Schedule 2. “Trademarks” means registered, unregistered and common law trademarks, trade names, service marks, logos, and slogans.

“Products”	Apparel products and related accessory products and services branded with the Licensed Marks, including without limitation all products and services being offered by the Licensee as of the Effective Date.

“Term”	The Term shall commence as of the Effective Date and shall continue unless terminated in accordance with this Agreement.

“Territory”	“Exclusive Territory” means the United States of America (including all territories and possessions) and Canada. “Non-Exclusive Territory” means all countries outside of the Exclusive Territory.

“Designated Sales Channels”

-“Branded Retail Stores” means retail stores leased and operated by Licensee which bear as their store name, exclusively, any of the Licensed Marks in either (a) the specialty retail channel, including in malls, lifestyle center and street formats, or (b) in outlet centers.

- “Branded Website” means a branded e-commerce website operated by Licensee which shall only be utilized with any of the following 3 URL’s: www.bebe.com, www.2bstores.com and/or www.bebeoutlets.com (the “Retained URLs”).

Notice Address

All notices shall be made either by hand delivery or by reputable overnight courier or certified or registered mail (return receipt requested) and shall be deemed to be given upon delivery (in the case of hand delivery) or one (1) day following the date on which such notice is sent (in the case of delivery by overnight courier or mail), to the following addresses:

For Licensor:

BB BRAND HOLDINGS LLC

240 Madison Avenue, 15th Floor

New York, New York 10016

Attn: Mr. Joseph Gabbay

Attn: Joseph S Sutton, Esq.

For Licensee:

BEBE STORES, INC. / BEBE STUDIO, INC.

10345 West Olympic Blvd.

Los Angeles, California 90064

Attn: President and Chief Operating Officer

With a copy to:

BEBE STORES, INC. / BEBE STUDIO, INC.

400 Valley Drive

Brisbane, California 94005

Attn: General Counsel

Incorporation of Terms and Conditions	The Terms and Conditions set forth on this Schedule 1 shall be deemed fully incorporated into the Agreement and shall hereafter be collectively referred to as the Agreement.

1

SCHEDULE 2

Licensed Marks*

All Trademarks owned by Licensor, including the following (in any font, color, size, style, design or similar variance):

BEBE

bebe

bebe sport

bbsp

BBSP

bebe forever

bebe threads

bebe addiction

2b bebe

2be

bebe Boudoir

bebe San Francisco

bebe essentials

bebe jeans

bebe girls

bebe kids

bebe home

bebe Los Angeles

bebe LA

bebe New York

bebe Studio

bebe Collection

bebe Style

*	Future Derivatives of the Licensed Marks that are approved in accordance with Section 3 of this Agreement and any New Trademarks shall automatically be deemed included within the definition of “Licensed Marks” and automatically licensed to Licensee pursuant to Section 1 of this Agreement.

1

EXECUTION VERSION

LICENSE AGREEMENT

THIS AGREEMENT (the “Agreement”) made as of June 8, 2016, (the “Effective Date”) by and between BB BRAND HOLDINGS LLC (“Licensor”), and BEBE STUDIO, INC. / BEBE STORES, INC., (“Licensee”), each with offices at the address set forth on Schedule 1.

In consideration of the mutual covenants hereinafter set forth, Licensor and Licensee do hereby respectively grant, covenant and agree as follows:

1. Grant of Licenses

1.1. During the Term, subject to the other terms and conditions of this Agreement:

(a) Licensor hereby grants to Licensee a non-transferable (except as set forth in Section 20 below), non-sublicensable (except in accordance with this Section 1.1(a) and Section 1.1(d) below), royalty-free, fully-paid, perpetual and irrevocable (except as otherwise expressly set forth in this Agreement) license (i) which will be exclusive throughout the Exclusive Territory to operate Branded Retail Stores and Branded Websites; (ii) to otherwise conduct Licensee’s business, which also consists of designing, marketing, advertising, manufacturing, producing, sourcing, distributing and selling apparel, related accessories and other products and related services only through the Designated Sales Channels (collectively with operating the Branded Retail Stores and Branded Websites, the “Business”); (iii) subject to Section 2 below, throughout the Non-Exclusive Territory to non-exclusively operate Branded Retail Stores and to otherwise conduct the Business solely through Branded Retail Stores in the Non-Exclusive Territory; (iv) throughout the Non-Exclusive Territory to fulfil any orders for Products purchased through Branded Websites by consumers that reside in the Non-Exclusive Territory or by consumers who request for such Product(s) to be shipped to the Non-Exclusive Territory; (v) to continue to fulfil obligations relating to the supply of Products to the “licensees” under the Licenses that Licensee has assigned to Licensor under the Asset Purchase and Contribution Agreement among Licensee, Licensor, and BB Brand Management LLC dated as of June 8, 2016 (the “APA”); (vi) without expanding any rights granted under any Retained Distribution Agreements (as defined in the APA), to continue to exercise rights with respect to the Retained Distribution Agreements as set forth in the APA, subject to Licensor’s enforcement rights as set forth in the APA, and fulfil obligations under any Retained Distribution Agreements applicable to the Non-Exclusive Territory in existence as of the Effective Date, provided that Licensee acknowledges and understands that, subject to the Licenses and Retained Distribution Agreements, Licensor shall also have the right to sell (or to grant other parties the right to sell) Products (other than ready-to-wear apparel and sportswear) to any “licensee” party under the Licenses or any Retained Distribution Agreement (or to Licensee for sale through the Branded Retail Stores or Branded Website); and (vii) to permit Licensee’s affiliates to conduct the foregoing activities on Licensee’s behalf; provided that any such permission shall not relieve Licensee of its obligations hereunder. For clarity, Licensee agrees not to advertise and/or promote Branded Websites specifically in or targeted to the Non-Exclusive Territory. Further, Licensor acknowledges and agrees that the foregoing license permits Licensee, on a non-exclusive basis, to manufacture, produce and source Products for sale to any of Licensor’s authorized international distributors or licensees in the Non-Exclusive Territory that have a license agreement with Licensor regarding the Licensed Marks.

(b) To the extent that Licensor acquires or creates any additional Trademarks that are (i) derived from any of the Licensed Marks or (ii) that are otherwise used or held for use in the business operated by Licensor or its licensees (other than Licensee) that use or incorporate the Licensed Marks (any such Trademark, a “New Trademark”), the license granted in subsection (a) above shall automatically extend to any and all such New Trademarks and such New Trademarks shall be deemed part of the “Licensed Marks” and licensed under the terms of subsection (a).

(c) Licensor hereby grants Licensee a non-exclusive, non-transferable (except as set forth in Section 20 below), non-sublicensable (except in accordance with Sections 1.1(a) and (d)), worldwide, perpetual, irrevocable, royalty-free, fully-paid license, to use, reproduce, create derivative works, perform, display, distribute, and transmit any Licensor Intellectual Property (as defined in Section 13.3 below) only in connection with the conduct of the Business in accordance with terms of subsection (a) above. Collectively, the Licensed Marks and the other Licensor Intellectual Property licensed under this Agreement shall be deemed the “Company IP.”

(d) Licensee shall have the right to use third-party contractors, vendors and service providers in connection with Licensee’s operation of its Business, including for purposes of designing, manufacturing, producing, marketing, advertising, and sourcing Products on Licensee’s behalf, which Products shall only be sold by Licensee in accordance with subsection (a) above. Licensor’s prior approval of a contractor shall not be required, but any contractor engaged (or already engaged) by Licensee must abide by Licensee’s code of conduct standard, as set forth in Exhibit A or a similar code of conduct (a “Code of Conduct”). In the event any contractor breaches the Code of Conduct and does not cure such breach, Licensor may request that Licensee not utilize such contractor from and after such time in connection with the Licensed Marks.

(e) Licensor acknowledges and agrees that nothing in this Agreement shall limit Licensee’s rights to design, manufacture, produce, source, distribute or sell any products in any territory or sales channel that do not use or incorporate the Licensed Marks, any variation of the Licensed Marks or any marks confusingly similar to the Licensed Marks. In addition, except as otherwise expressly set forth in this Agreement, Licensor acknowledges and agrees that except as necessary to maintain rights in the Company IP, this Agreement will not require any other approvals from Licensor relating to inclusion of the Company IP, including with respect to the production and sale of Products incorporating or using the Company IP or in advertising and marketing materials, provided that Licensee shall not include the Company IP on products, in advertising and/or in marketing materials in a manner reasonably deemed detrimental to Licensor and/or the Licensed Marks in any material respect.

2. Right of First Refusal.

2.1. With respect to any country in the Non-Exclusive Territory which is not covered by any of the Licenses or Retained Distribution Agreements, Licensee may (i) own and/or operate new or existing stores and use the Company IP in connection therewith and (ii) sell Products to any “licensee” party under the Licenses or any Retained Distribution Agreement existing at such time (whether or not such “licensee” party pays a royalty to Licensor). In the event Licensor decides to sign a license/distribution agreement granting rights to operate branded retail stores which are branded with the Licensed Marks (that will include payment of royalties) in any country in the Non-Exclusive Territory in which there is no License or Retained Distribution Agreement, then Licensee shall have a right of first refusal as set forth in Section 2.3 below to match the Major Terms (as defined in Section 2.3) of a bona-fide, commercially reasonable offer, otherwise Licensor shall be able to sign such licensee/distributor on the same Major Terms offered to Licensee and Licensee shall not have any rights with respect to such country (including the rights set forth in (i) and (ii) herein). If a potential licensee/distributor in a particular country agrees to different Major Terms than those offered to Licensee, Licensor agrees to provide such new Major Terms to Licensee and Licensee shall have an additional right to elect to accept such terms for such country.

2.2. With respect to any country covered by a Retained Distribution Agreement in the Non-Exclusive Territory, Licensor shall not sign any license or distribution agreements granting rights to operate branded retail stores which are branded with the Licensed Marks, or that otherwise conflict with the rights previously granted by Licensee to the counterparty to the applicable Retained Distribution Agreement, with respect to such country unless (i) the Licensee’s current licensee/distributor under such Retained Distribution Agreement materially breaches such Retained Distribution Agreement and either the breach is not cured within 60 days or Licensee is unable to successfully renegotiate such Retained Distribution Agreement with such licensee/distributor within 60 days or (ii) a Retained Distribution Agreement expires or is otherwise terminated by either party thereto and Licensee is unable to extend or renew such Retained Distribution Agreement with such licensee/distributor within 45 days of such expiration or termination. If the foregoing conditions are satisfied, Licensor agrees to provide Licensee the same right of first refusal as set forth in Section 2.1 above.

2.3. Licensor shall notify Licensee in writing prior to proceeding with any potential license or distribution agreement granting rights to operate branded retail stores which are branded with the Licensed Marks in the Non-Exclusive Territory and such notice shall contain the material financial and other material terms of the proposed license (e.g. guaranteed minimum royalty, etc.) (the “Major Terms”). Within ten (10) days of the date of such notice from Licensor, Licensee shall have the right to match such offer by providing written notice to Licensor. Within thirty (30) days of Licensee’s notice agreeing to match such offer, the parties will negotiate promptly in good faith to amend this Agreement (or to execute a new agreement) with respect to such country. In the event Licensor and Licensee do not reach a definitive amendment or new agreement within thirty (30) days from the date of Licensee’s notice agreeing to match such offer or in the event that Licensee elects not make a written offer to match the proposed license with respect to any such country (or Licensee does not timely respond to Licensor’s notice with respect to such country), Licensor shall be permitted to pursue such country via such license on the same Major Terms as proposed to Licensee, and, once Licensor has executed a bona fide license agreement with a royalty-paying licensee, and for so long as such agreement remains in effect, Licensee shall have no further rights under Section 1.1(a)(ii) to operate Branded Retail Stores with respect to such country and shall have no further rights of first refusal under this Section 2 with respect to such country.

2.4. For clarity, Licensee understands and acknowledges that the rights of first refusal set forth in this Section 2 shall not apply: (i) in connection with Licensor’s exploitation of wholesale rights that do not conflict with rights granted to counterparties under existing Retained Distribution Agreements in connection with the Licensed Marks in the Territory, or (ii) in connection with Licensor’s rights set forth in the proviso at the end of subsection (vi) of Section 1.1(a).

3. Reservation of Rights. Licensor reserves all rights with respect to the Licensed Marks or otherwise except as specifically and expressly set forth in this Agreement. Without limiting the generality of the preceding sentence, and except for any rights currently granted (and still in effect at such time) in any of the Licenses, Retained Distribution Agreements and any of the rights granted to Licensee under Section 1 above, the rights granted to Licensee in this Agreement shall expressly exclude: (a) any rights in connection with the distribution and exploitation at wholesale (e.g. through any channels outside of the Designated Sales Channels) of any Products bearing the Licensed Marks in the Territory, and (b) the manufacture, advertisement, promotion, distribution or other exploitation solely in connection with such wholesale rights (unless Licensor or its authorized licensees separately engage Licensee to undertake such activities). Subject to (i) any rights currently granted (and still in effect at such time) in any of the Licenses, Retained Distribution Agreements, (ii) the rights granted to Licensee under this Agreement, and (iii) to any restrictions to which Licensor is subject under that certain Amended and Restated Limited Liability Company Operating Agreement of BB Brand Holdings LLC dated June 8, 2016, Licensee further acknowledges that Licensor may directly, or grant rights (including, without limitation, exclusive rights) to third party(ies) (or to retailers) to, manufacture, advertise, market, promote, distribute, sell and/or otherwise exploit Products bearing the Licensed Marks in the Territory for wholesale distribution (by way of example only, through brick-and-mortar retailers or Internet retailers, etc. other than the Branded Retail Stores). For clarity, Licensee acknowledges and agrees that shop-in-shops are deemed part of wholesale rights.

4. Branded Retail Stores.

4.1. All Branded Retail Store locations and designs shall be consistent with the reputation and quality of the Licensed Marks, which such quality level shall be deemed to be substantially the level in existence during the 12-month period prior to the Effective Date unless otherwise mutually agreed by the parties. The rights being granted with respect to Branded Retail Stores are that of a license for use and not a franchise, and the parties do not intend to, nor should these rights for Branded Retail Stores be construed to, create a franchisor/franchisee relationship. The Branded Retail Stores in the Exclusive Territory must each carry at least 10% Products branded with the Licensed Marks (the “Retail Minimum Product Threshold”), provided that in the event that Licensee fails to maintain the Retail Minimum Product Threshold, then Licensee’s rights in the Exclusive Territory with respect to Branded Retail Stores shall become non-exclusive from and after such time.

4.2. During the First Annual Period and Second Annual Period, Licensee shall be required to have a minimum of fifty (50) Branded Retail Stores open and operational in the Exclusive Territory, with at least five (5) of those Branded Retail Stores being mainline/flagship stores. If at any time during the First Annual Period or Second Annual Period, Licensee fails to have at least fifty (50) Branded Retail Stores open and operational in the Exclusive Territory or at least five (5) mainline/flagship Branded Retail Stores open and operational in the Exclusive Territory, Licensee shall be in material breach of this Agreement and Licensor shall have right to terminate this Agreement upon written notice to Licensee if such applicable minimum threshold is not restored within ninety (90) days of the date of written notice from Licensor.

4.3. During the Third Annual Period and Fourth Annual Period, Licensee shall be required to have a minimum of twenty-five (25) Branded Retail Stores open and operational in the Exclusive Territory, with at least five (5) of those Branded Retail Stores being mainline/flagship stores. If at any time during the Third Annual Period or Fourth Annual Period, Licensee fails to have at least twenty-five (25) Branded Retail Stores open and operational in the Exclusive Territory or at least five (5) mainline/flagship Branded Retail Stores open and operational in the Exclusive Territory, Licensee shall be in material breach of this Agreement and Licensor shall have right to terminate this Agreement upon written notice to Licensee if such applicable minimum threshold is not restored within ninety (90) days of the date of written notice from Licensor.

4.4. Licensor has no obligation under any lease whatsoever, including, but not limited to, unexpired lease term existing at the time of termination or removal of Branded Retail Store rights, lost sales, associated expenses, etc. All costs and risks associated with selecting and securing a location and opening and operating any Branded Retail Store, including, but not limited to, key money, insurance and construction costs, employee costs, etc. shall be entirely borne by Licensee. Licensee understands and assumes all risks associated with the selection of the location, construction and maintenance of any Branded Retail Store and the operation and profitability, or lack thereof, of any Branded Retail Store.

5. Branded Website.

5.1. The Branded Websites shall not specifically target customers outside of the Exclusive Territory (but may fulfil sales outside of the Exclusive Territory in accordance with Section 1.1(a)(iii) of this Agreement). The Branded Websites shall be an e-commerce site with a technological and presentation standard commensurate and appropriate with the quality level in connection with the Licensed Marks, which such quality level shall be deemed to be substantially the level in existence during the 12-month period prior to the Effective Date unless otherwise mutually agreed by the parties. Licensee shall be required to have a link on the homepage of the Branded Website which links to Bluestar Alliance LLC’s website (which may be in the format, for example, “For licensing opportunities, click here [Insert Link]”), provided that Licensee acknowledges and agrees that once redirected to Bluestar’s website, they may be another link (which may use the Licensed Marks as the URL for such link, e.g. www.bebeusa.com) to link to information related primarily to the wholesale and licensing business of the Licensed Marks, which may include information about where to purchase the Products (but Licensor agrees that any such list by Licensor shall include the Branded Retails Stores and Branded Websites as the first listings).

5.2. Licensee shall at all times keep the Branded Website Open and Operational in the Exclusive Territory utilizing www.bebe.com. If, at any time, www.bebe.com is not Open and Operational in the Exclusive Territory utilizing www.bebe.com, then Licensee shall be in material breach of this Agreement and Licensor shall have the right to terminate and remove all rights with respect to all Branded Websites from this Agreement upon written notice to Licensee, with no opportunity to cure. “Open and Operational” means showing/offering products for sale in commerce on a Branded Website utilizing www.bebe.com and selling and shipping products purchased through such Branded Website utilizing www.bebe.com. In addition, the Branded Website utilizing www.bebe.com must show/offer at least 10% Products branded with the Licensed Mark (the “Website Minimum Product Threshold”), provided that in the event that Licensee fails to maintain the Website Minimum Product Threshold, then Licensee’s rights with respect to Branded Websites shall become non-exclusive from and after such time.

5.3. Notwithstanding that Licensee shall retain ownership of the Retained URLs subject to the terms of this Agreement (including, without limitation, Licensor’s removal of such rights in accordance with this Agreement), Licensee acknowledges and understands that ownership of the Retained URLs independent from this Agreement shall not permit or grant Licensee (or any subsequent owner of such Retained URLs) any rights with respect to exploitation (in any manner) of any products or services in connection with the Licensed Marks (or any other use of the Licensed Marks) through the Retained URLs, as any such rights of exploitation and use of the Licensed Marks to Licensee arise solely as a grant under this Agreement (and may only be further granted by Licensor, in its sole and absolute discretion, in the event this Agreement is terminated or any rights are removed in accordance with this Agreement).

6. Term

6.1. The term of this Agreement shall be as set forth on Schedule 1.

6.2. “Annual Period” shall mean each consecutive twelve (12) month period during the Term commencing the 1st day of July and ending the 30th day of June, except that the first Annual Period shall commence on the Effective Date and end on June 30, 2017 (such period being the “First Annual Period”), and each subsequent Annual Period shall be each succeeding twelve month period during the Term. “Calendar Quarter” shall mean the three (3) month calendar quarters ending each March 31, June 30, September 30 and December 31 of each Annual Period.

7. Derivatives of the Licensed Marks. During the Term, Licensee may propose new derivatives of the “bebe” mark which Licensee desires to include as part of the Licensed Marks (any such, a “Derivative”). Any Derivative shall not be included as part of the Licensed Marks until Licensor approves such Derivative, such approval of Licensor not to be unreasonably conditioned, delayed or withheld. Upon any such approval by Licensor, this Agreement shall be amended in writing to add such Derivative as part of the Licensed Marks. All Derivatives and rights related thereto, subject to the licenses granted under Section 1.1 above, shall be owned by Licensor. For clarity, Licensor makes no representations or warranties with respect to any Derivative. In the event any Derivative is a mark that Licensor does not wish to utilize or license to its other licensees, then Licensee may still direct Licensor to register such Derivative in any jurisdiction desired by Licensee and Licensor shall promptly undertake such trademark registration efforts and any ongoing maintenance activities at Licensee’s direction and cost, and the use of such Derivative for which Licensee is bearing the trademark registration and ongoing maintenance costs shall be automatically licensed exclusively to Licensee as part of this Agreement. If Licensor notifies Licensee that it wishes to utilize or license such Derivative to its other licensees, then from and after such notice and provided Licensor reimburses Licensee for any out-of-pocket expenses paid by Licensee in connection with the trademark registration and maintenance of such Derivative, such Derivative shall be non-exclusively licensed to Licensee and Licensor shall bear all ongoing trademark registration and maintenance costs related thereto.

8. Manufacture of Products; Quality Control

8.1. The design, contents and workmanship of Products, as well as packaging and sale promotion materials, customer relations and customer service, shall be at all times substantially of the quality level appropriate for the Licensed Marks, which such quality level shall be deemed to be the level in existence during the 12-month period prior to the Effective Date unless otherwise mutually agreed by the parties. In addition, the initial pricing of Products shall be consistent with the pricing in existence during the 12-month period prior to the Effective Date unless otherwise mutually agreed by the parties. In order to foster brand cohesiveness, Licensee hereby acknowledges that Licensor may share designs, sketches and other related materials of the Products in connection with this Agreement which are reasonably and mutually agreed by the parties to Licensor’s other licensees and Licensor’s other licensees may utilize such mutually-agreed designs, sketches and other related materials.

8.2. To ensure Licensee’s compliance with the quality standard in Section 8.1, upon reasonable request by Licensor (which request shall not be made more than once with respect to any season), Licensee agrees to promptly send to Licensor post-production samples of Products bearing the Licensed Marks offered for sale during such season, at Licensee’s reasonable cost and expense. In the event that Licensor reasonably believes that any Products bearing the Licensed Marks offered for sale by Licensee do not meet the quality requirements of Section 8.1, Licensor will notify Licensee in writing within ten (10) business days of receipt of the relevant items and that such items deviate materially from the quality standard described above; (b) Licensor identifies its concern with reasonable specificity to permit a reasonable person to address the concern; and (c) the concern relates only to material issues. The parties will promptly discuss reasonable mitigation plans, if any, to restore the affected Products to the agreed quality standard. Upon mutual written agreement regarding mitigation plans, Licensee will implement such mitigation plans at its reasonable expense. Licensee shall have no obligation to stop current production of the affected Products.

8.3. Licensee shall use and display the Licensed Marks only in such form and manner as are specifically approved by Licensor; provided that the foregoing shall not be deemed to require individual pre-approval for each item that would bear a Licensed Mark, or approval of uses of Licensed Marks in a manner not materially different from uses that had previously been approved. All uses of the Licensed Marks in existence as of the Effective Date that comply with the quality level (i.e. in existence during the 12-month period prior to the Effective Date) are hereby deemed approved. Licensee shall provide representative examples of all hangtags and necktags for pre-approval by Licensor. Licensee shall cause to appear the legends, markings and notices which Licensor may reasonably request in writing on all Products produced hereunder, and on their tags, labels, packaging and the like, and on all advertising, promotional and publicity material used by Licensee in connection therewith, and on any printed matter on which Licensee elects to have the Licensed Marks appear, including business cards, invoices, order forms and stationery.

9. Advertising Obligation. During the First Annual Period and Second Annual Period, Licensee shall be required to spend at least $5,000,000, with respect to each such Annual Period, on Advertising the “bebe” brand in the Exclusive Territory and during the Third Annual Period and the Fourth Annual Period, Licensee shall be required to spend at last $2,500,000 with respect to each such Annual Period on Advertising the “bebe” brand in the Exclusive Territory (the “Advertising Thresholds”). In the event that Licensee fails to achieve the Advertising Threshold with respect to any of either the First, Second, Third or Fourth Annual Period, then Licensee shall be in material breach of this Agreement and Licensor shall have the right to terminate this Agreement upon written notice to Licensee if such Advertising Thresholds are not met within ninety (90) days of the date of written notice from Licensor. “Advertising” shall include the following: e.g. tradeshows, photoshoots, print, social media purchases, internet advertising, tv and radio advertising, event promotion, and any other standard, traditional, or other advertising efforts as Licensee may elect to engage in, either in the ordinary course of business or as a special event or promotion, as determined by Licensee in its reasonable business judgment.

10. Indemnity; Insurance.

10.1. Licensee hereby indemnifies and holds harmless Licensor, its respective affiliates, owners, and all of their respective shareholders, members, managers, officers, directors, licensees, distributors, agents, representatives and employees (“Licensor Indemnified Parties”) from and against any and all liabilities, losses, damages, penalties, obligations, judgments, awards, costs, fees, expenses, payments, and disbursements, including the reasonable costs, fees, expenses and disbursements of counsel and others, (an “Indemnifiable Loss”), actually incurred by the Licensor Indemnified Parties resulting from a proceeding, claim and/or action brought by a third-party against any Licensor Indemnified Parties, which arise out of or relates to: (i) injury to persons or tangible property resulting from Licensee’s manufacture, distribution, shipment, or sale of any Products; (ii) breach of any territorial or exclusivity restriction set forth in this Agreement; (iii) any employee-related liabilities with respect to Licensee’s operation of its Business; (iv) the unapproved, unauthorized or non-conforming use of the Licensed Marks by Licensee and/or its authorized third-party contractors, vendors and service providers; (v) Licensee’s manufacture, distribution, shipment, labeling, advertising, promotion, offering for sale, sale and/or use of Products or Licensee Intellectual Property in violation of any applicable law or regulation, including, without limitation, that violations, infringements or alleged infringements any intellectual property or other rights including, without limitation, any patents, trademarks, copyrights, or trade secrets, of any third party; or (vi) in connection with the Branded Website and/or any Branded Retail Store, including, without limitation, the operation of any of the foregoing.

10.2. Licensor hereby indemnifies and holds harmless Licensee, its respective affiliates, owners, and all of their respective shareholders, members, managers, officers, directors, licensees, distributors, agents, representatives and employees ( “Licensee Indemnified Parties”) from and against any and all Indemnifiable Losses actually incurred by the Licensee Indemnified Parties resulting from any proceeding, claim and/or action brought by a third-party against any Licensee Indemnified Parties, which arise out of or relates to: (i) injury to persons or tangible property resulting from Licensor’s or its licensees’ (other than Licensee) manufacture, distribution, shipment, or sale of any products; (ii) breach of any territorial or exclusivity restriction set forth in this Agreement by Licensor or any of its licensees (other than Licensee); (iii) any employee-related liabilities with respect to Licensor’s operation of its business or of any of Licensor’s licensees’ (other than Licensee) of their business; (iv) the unapproved, unauthorized or non-conforming use of the Licensed Marks by Licensor, any licensee (other than Licensee) and/or any of its or their authorized third-party contractors, vendors and service providers; (v) the manufacture, distribution, shipment, labeling, advertising, promotion, offering for sale, sale and/or use of Products or Licensor Intellectual Property in violation of any applicable law or regulation by Licensor or any of Licensor’s licensees (other than Licensee), including, without limitation, that violations, infringements or alleged infringements any intellectual property or other rights including, without limitation, any patents, trademarks, copyrights, or trade secrets, of any third party; or (vi) in connection with any branded websites or branded retail stores operated by Licensor or any of Licensor’s licensees (other than a Branded Website and/or any Branded Retail Store), including, without limitation, the operation of any of the foregoing.

10.3. If a third party claim is commenced against an indemnified party, the party seeking indemnification will provide prompt written notice thereof and will provide the indemnifying party sole control of the defense and investigation of such claim at the indemnifying party’s sole cost and expense. The indemnified party agrees to provide assistance to the indemnifying party upon the indemnifying party’s reasonable request and at the indemnifying party’s expense. The indemnifying party may not settle any claim that negatively affects the interests of the indemnified party without the indemnified party’s prior written consent, which shall not be unreasonably conditioned, delayed or withheld.

10.4. (a) Simultaneously with the execution of this Agreement, Licensee shall promptly obtain and maintain in full force and effect at all times during the Term, at its own cost and expense, policies of insurance insuring against those risks reasonably and customarily insured in the territories in which the party is operating under comprehensive general liability policies, in the amount of $10,000,000 of primary and umbrella coverage from one or more insurance companies, each with a Best’s rating of “A” or better. All insurance shall be primary and not contributory. All of said insurance shall: (i) provide for coverage resulting from claims reported after the policy period; and (ii) provide that the applicable party maintain coverage for international products exposure, and require same to be specifically in the party’s certificate of insurance. During the Term, on the written request of a party, the other party shall promptly furnish or cause to be furnished evidence of the maintenance and renewal of the insurance required herein, including copies of policies with applicable riders and endorsements, certificates of insurance, and continuing certificates of insurance.

(b) Within thirty (30) days after full execution of this Agreement, Licensor shall promptly obtain and maintain in full force and effect at all times during the Term, at its own cost and expense, policies of insurance insuring against those risks reasonably and customarily insured in the territories in which the party is operating under comprehensive general liability policies, in the amount of $10,000,000 of primary and umbrella coverage from one or more insurance companies including Premises/Operations, Product Liability/Completed Operations, Personal injury, Contractual, and Advertising Injury, each with a Best’s rating of “A” or better. All insurance shall be primary and not contributory. All of said insurance shall: (i) provide for coverage resulting from claims reported after the policy period; and (ii) provide that the applicable party maintain coverage for international products exposure, and require same to be specifically in the party’s certificate of insurance. During the Term, on the written request of a party, the other party shall promptly furnish or cause to be furnished evidence of the maintenance and renewal of the insurance required herein, including copies of policies with applicable riders and endorsements, certificates of insurance, and continuing certificates of insurance.

11. Reporting. Licensee shall deliver to Licensor, not later than 30 days after the close of each Calendar Quarter (or portion thereof in the event of prior termination for any reason), a written report detailing its compliance with Section 4, Section 5 and detailing its compliance with its Advertising Thresholds in Section 9.

12. Books and Records; Audits. Licensee shall prepare and maintain, in such manner as will allow its accountants to audit same in accordance with generally accepted accounting principles, separate, complete and accurate books of account and records (specifically including the originals or copies of documents supporting entries in the books of account) relating solely to Licensee’s compliance with the Advertising Threshold obligations under Section 9. Licensor may appoint an independent auditor reasonably acceptable to Licensee to audit such books and records solely to determine Licensee’s compliance with the Advertising Thresholds during regular business hours, for the duration of this Agreement, but no more than once per Annual Period (unless for cause).

13. Intellectual Property.

13.1. Licensee acknowledges that Licensor is the sole owner of all right, title and interest in and to the Licensor Intellectual Property and Licensed Marks in any form or embodiment thereof. Licensor acknowledges that Licensee is the sole owner of all right, title and interest in and to any Licensee Intellectual Property. For the avoidance of doubt, nothing in this Section 13.1 shall affect the Design License set forth in Section 9.8 of the APA.

13.2. Licensee shall not, in connection with any products or services, use or register, or authorize or attempt to use or register, the Licensed Marks or any source identifier confusingly similar thereto, including without limitation trademarks, trade names, corporate names, or domain names, in whole or in part. Licensee shall not, in connection with Products, join any name or names with the Licensed Marks so as to form a new or composite mark (except as otherwise permitted in this Agreement with respect to Derivatives). Licensee shall not use any name or names in connection with the Licensed Marks in any advertising, publicity, labeling, packaging or printed matter otherwise than in connection with Products in accordance with the terms and conditions of this Agreement and subject, at all times, to Licensor’s prior consent and approval (not to be unreasonably withheld, conditioned or delayed).

13.3. As used in this Agreement: “Licensor Intellectual Property” means all intellectual property, including titles, personae, places, props, materials, patterns, graphics, copyrights and derivative works, patents, designs, trademarks, trade dress, and other intellectual property owned by Licensor in connection with the Licensed Marks, Products and/or any other rights granted to Licensee in this Agreement. As used in this Agreement: “Licensee Intellectual Property” means, except for Licensor Intellectual Property, all intellectual property, including titles, personae, places, props, materials, patterns, graphics, copyrights and derivative works, patents, designs, store designs and layouts, website designs and layouts, trade dress, and other intellectual property owned by Licensee.

13.4. At Licensor’s request, Licensee shall execute any documents reasonably required by Licensor to confirm Licensor’s ownership of all rights in and to the Licensed Marks in the Territory. Licensee shall cooperate with Licensor at Licensor’s reasonable request and expense in connection with the filing and prosecution by Licensor of applications in Licensor’s name to register the Licensed Marks for Products in the Territory and the maintenance and renewal of such registrations as may issue.

13.5. Licensee shall use the Licensed Marks and the Licensor Intellectual Property in the Territory strictly in compliance with the applicable legal requirements obtaining therein and shall use such markings in connection therewith as may be required by applicable legal provisions.

13.6. Licensee shall not challenge Licensor’s ownership of or the validity of the Licensed Marks or any application for registration thereof, or any trademark registration thereof. Also, Licensee shall not seek to register the Licensed Marks or any variation or simulation thereof.

14. Confidentiality.

14.1. Obligations. The parties acknowledge and agree that all strategic and forward-looking operational or financial information disclosed by one party (the “Disclosing Party”), directly or indirectly, to another party (the “Receiving Party”) in connection with the business of the Disclosing Party, which is marked as “proprietary” or “confidential” or, if disclosed orally, is designated as confidential or proprietary at the time of disclosure and reduced in writing or other tangible (including electronic) form that includes a prominent confidentiality notice and delivered to the Receiving Party within thirty (30) days of disclosure, constitutes the confidential and proprietary information of the Disclosing Party (“Confidential Information”). The Receiving Party may disclose Confidential Information only to those employees who have a need to know such Confidential Information and who are bound to retain the confidentiality thereof under provisions (including provisions relating to nonuse and nondisclosure) no less restrictive than those required by the Receiving Party for its own confidential information. The Receiving Party shall, and shall cause its employees to, retain in confidence and not disclose to any third party (including any of its sub-contractors) any Confidential Information without the Disclosing Party’s express prior written consent, and the Receiving Party shall not use such Confidential Information except to exercise the rights and perform its obligations under this Agreement. Without limiting the foregoing, the Receiving Party shall use at least the same procedures and degree of care which it uses to protect its own confidential information of like importance, and in no event less than reasonable care. The Receiving Party shall be fully responsible for compliance by its employees with the foregoing, and any act or omission of an employee of the Receiving Party shall constitute an act or omission of the Receiving Party. The confidentiality obligations set forth in this Section 14.1 shall survive any dissolution of the Licensor and/or termination of this Agreement.

14.2. Exceptions. Notwithstanding the foregoing, Confidential Information will not include information that: (a) was already known by the Receiving Party, other than under an obligation of confidentiality to the Disclosing Party or any third party, at the time of disclosure hereunder, as evidenced by the Receiving Party’s tangible (including written or electronic) records in existence at such time; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party hereunder; (c) became generally available to the public or otherwise part of the public domain after its disclosure other than through any act or omission of the Receiving Party in breach of this Agreement; (d) was subsequently lawfully disclosed to the Receiving Party by an Entity or person other than the Disclosing Party not subject to any duty of confidentiality with respect thereto; or (e) was developed by the Receiving Party without reference to any Confidential Information disclosed by the Disclosing Party, as evidenced by the Receiving Party’s tangible (including written or electronic) records in existence at such time.

15. Termination. Neither party shall have termination rights in this Agreement, except that Licensor may terminate Licensee’s rights and/or this Agreement as expressly set forth in Section 4, 5 and Section 9.

16. Rights on Expiration or Termination.

16.1. Notwithstanding the expiration or any termination hereof, Licensor shall have and hereby reserves all rights and remedies which it has, or which are granted to it by operation of law, to enjoin the unlawful or unauthorized use of the Licensed Marks (any of which injunctive relief may be sought in the courts, and, as applicable, also may be sought prior to or in lieu of termination; and, in seeking any such injunctive relief there shall not be any obligation to secure a bond or other security). In addition, nothing herein shall be deemed to prevent Licensor from bringing an action for damages if a default in performance by Licensee occurs and is not cured in a reasonably timely manner.

16.2. If Licensor terminates this Agreement or rights with respect to either the Branded Retail Stores and/or Branded Websites are terminated in accordance with this Agreement, Licensee may continue to operate the Branded Retail Stores and the Branded Websites using the Licensed Marks in applicable signage, advertising and marketing materials, and sell Inventory through the Designated Sales Channels for an additional period of one hundred and twenty (120) days from the date of expiration or the date such rights were terminated, on a non-exclusive basis.

16.3. Subject to Section 16.2:

(a) upon any termination of this Agreement, all of the rights of Licensee under this Agreement shall terminate forthwith and shall revert immediately to Licensor, and Licensee shall promptly cease the manufacture, distribution and sale of the Products bearing the Licensed Marks, and Licensee shall discontinue forthwith all use of the Licensed Marks. In addition, upon any termination of this Agreement, the Retained Distribution Agreements, Retained URLs and all Media Accounts (as defined in the APA) shall be deemed immediately transferred to Licensor (and Licensee shall cooperate at Licensor’s expense to ensure that such Retained Distribution Agreements, Retained URLs and Media Accounts are promptly officially transferred of record to Licensor). Any such assignments, transfers or conveyances shall be without further consideration other than the mutual covenants contained in this Agreement and the consideration paid by Licensor as set forth in the APA shall be deemed to include these assignments, transfers and conveyances (and the parties acknowledge the sufficiency of such consideration).

(b) upon any termination of Licensee’s rights pursuant to Section 5, all of the rights of Licensee to operate the Branded Websites using the Licensed Marks under this Agreement shall terminate forthwith and shall revert immediately to Licensor and Licensee shall discontinue forthwith all use of the Licensed Marks in connection with the Branded Websites. In addition, upon any termination of Licensee’s rights pursuant to Section 5, the Retained URLs and all Media Accounts (as defined in the APA) shall be deemed immediately transferred to Licensor (and Licensee shall cooperate to ensure that such Retained URLs and Media Accounts are officially transferred of record to Licensor). Any such assignments, transfers or conveyances shall be without further consideration other than the mutual covenants contained in this Agreement and the consideration paid by Licensor as set forth in the APA shall be deemed to include these assignments, transfers and conveyances (and the parties acknowledge the sufficiency of such consideration). In the event of any termination of any of Licensee’s rights, the licenses granted to Licensor under Section 1.2 shall also terminate.

16.4. Subject to Section 16.3, the following Sections shall survive the termination or expiration of this Agreement: Sections 5.3, 10, 13, 14, 16, 17, 18, 19, 20, 21, 22 and 23.

17. LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, AND EXCEPT TO FULFIL AN INDEMNITY OBLIGATION OR FOR A BREACH OF CONFIDENTIALITY OBLIGATIONS, NEITHER LICENSOR NOR LICENSEE (NOR THEIR AFFILIATES, DIRECTORS, OFFICERS, AGENTS OR EMPLOYEES), WILL UNDER ANY CIRCUMSTANCES BE LIABLE TO THE OTHER (OR THEIR AFFILIATES, OWNERS, DIRECTORS, MANAGERS, OFFICERS, AGENTS OR EMPLOYEES ) FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES, OR LOST OR IMPUTED PROFITS AND/OR SALES ARISING OUT OF THIS AGREEMENT OR ITS TERMINATION OR EXPIRATION, WHETHER LIABILITY IS ASSERTED IN CONTRACT OR TORT AND IRRESPECTIVE OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE.

18. Representations and Warranties.

18.1. Licensor represents and warrants that it has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder. Except as expressly and specifically set forth in this Agreement, Licensor has not made, and is not making, any representation or warranty to Licensee, including with respect to Licensor, the Licensed Marks, previous business or the prospects of the business to be conducted by Licensee hereunder.

18.2. Licensee represents and warrants that it has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder.

19. Notice. All reports, approvals, requests, demands and notices required or permitted by this Agreement to be given to a party shall be in writing and shall be made as set forth in Schedule 1 (or at such other address as a party may specify by written notice to the other).

20. Assignability; Binding Effect.

20.1. Neither party may assign or otherwise transfer this Agreement or any of its rights or obligations under this Agreement without the other party’s express prior written consent, such consent not to be unreasonably conditioned, delayed or withheld. Notwithstanding the foregoing, either party may assign this Agreement and its rights and obligations hereunder without consent to a successor in interest upon a reorganization, merger, acquisition, change of control, or sale of all or substantially all of the assets of such party.

20.2. This Agreement shall inure to the benefit of and shall be binding upon the parties and their permitted successors and assigns.

21. Infringement. Licensor shall have the sole right to determine whether any action shall be taken on account of any infringement of the Licensed Marks (and related claims and actions) and Licensee shall not take any action on account of such infringement without the prior written consent of Licensor.

22. Enforcement of Agreement.

22.1. Dispute Resolution. The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, shall be brought in the United States District Court for the District of Delaware or in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in the Superior Court of the State of Delaware), so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any case of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient form. Service of process, summons, notice or other document by registered mail to the address set forth in Schedule 1 shall be effective service of process for any suit, action or other proceeding brought in any such court. Each party hereto hereby acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

22.2. Specific Performance. The parties agree that irreparable damage may result if this Agreement is not performed in accordance with its terms, and the parties agree that any damages available at law for a breach of this Agreement may not be an adequate remedy. Therefore, the provisions hereof and the obligations of the parties hereunder shall be enforceable in a court of equity, or other tribunal with jurisdiction, by a decree of specific performance, and appropriate injunctive relief may be applied for an granted in connection therewith. Such remedies and all other remedies provided for in this Agreement shall, however, be cumulative and not exclusive and shall be in addition to any other remedies that a party may have under this Agreement, at law or in equity.

23. Miscellaneous.

23.1. Amendments. No amendment, change or modification to this Agreement shall be valid unless the same is in writing and signed by Licensor and Licensee.

23.2. No Waiver. Any provision of this Agreement may be waived if, and only if, such waiver is in writing and is duly executed by the party against whom the waiver is to be enforced. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial waiver or exercise thereof preclude the enforcement of any other right, power or privilege.

23.3. Entire Agreement. This Agreement, together with the other Transaction Documents and the other documents, exhibits and schedules referred to herein and therein, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and supersede any and all prior oral and written, and all contemporaneous oral, agreements or understandings pertaining thereto. There are no agreements, understandings, restrictions, warranties or representations relating to such subject matter among the parties other than those set forth herein, in the other Transaction Documents and in the other documents, exhibits and schedules referred to herein and therein.

23.4. Further Assurances. Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by law or reasonably necessary or advisable to effectively carry out the purposes of this Agreement.

23.5. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, United States of America, as applied to agreements among Delaware residents entered into and wholly to be performed within the State of Delaware (without reference to any choice or conflicts of laws rules or principles that would require the application of the laws of any other jurisdiction).

23.6. Construction; Interpretation.

23.6.1. Certain Terms. The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limited and means “including without limitation.”

23.6.2. Section References; Titles and Subtitles. Unless otherwise noted, all references to Sections and Exhibits herein are to Sections and Exhibits of this Agreement. The titles, captions and headings of this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

23.6.3. Reference to Persons, Agreements, Statutes. Unless otherwise expressly provided herein, (a) references to a person or entity include its successors and permitted assigns, (b) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements and other modifications thereto or supplements thereof and (c) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation.

23.6.4. Presumptions. No party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any party.

23.7. Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

23.8. Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the parties.

23.9. Severability. If any provision in this Agreement will be found or be held to be invalid or unenforceable, then the meaning of said provision will be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it will be severed from the remainder of this Agreement which will remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any party. In such event, the parties will use their respective best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly affects the parties’ intent in entering into this Agreement.

23.10. Counterparts. This Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party.

23.11. Third-Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or be enforceable by any creditor of the Licensor or by any third-party creditor of Licensee. This Agreement is not intended to confer any rights or remedies hereunder upon, and shall not be enforceable by, any person other than the parties hereto, their respective successors and permitted assigns.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

BB BRAND HOLDINGS LLC

By:	/s/ Joseph Gabbay
Name:	Joseph Gabbay
Title:	Manager

BEBE STORES, INC.

By:	/s/ Walter Parks
Name:	Walter Parks
Title:	President and Chief Operating Officer

BEBE STUDIO, INC.

By:	/s/ Walter Parks
Name:	Walter Parks
Title:	Treasurer

[Signature page to License Agreement]